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                                                           [METLIFE LETTERHEAD]

MetLife Investors USA Insurance Company
5 Park Plaza, Suite 1900
Irvine, CA 92614

                                          September 15, 2009

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:  MetLife Investors USA Separate Account A
     MetLife Investors USA Insurance Company
     File Nos. 333-146578 and 811-03365 ("Registration Statement") SEC Accession No. 0001193125-07-215405

Dear Sir or Madam:

Pursuant to Rule 477(a) under the Securities Act of 1933, as amended, MetLife Investors USA Insurance Company ("MLI USA") and MetLife Investors USA Separate Account A (the "Registrant") hereby request the withdrawal of Registrant's initial Registration Statement on Form N-4 for the USA 3 Contracts (the "Contracts"), SEC File No. 333-146578, filed with the Securities and Exchange Commission on October 9, 2007.

MLI USA and the Registrant are requesting withdrawal of the Registration Statement for the Contracts because MLI USA has determined not to sell the Contracts. Therefore, MLI USA and the Registrant hereby request that an order be issued granting their request for withdrawal of the Registration Statement for the Contracts as soon as is practicable. No Contracts were sold in connection with the Registration Statement.

If you have any questions regarding this matter, please contact Tom Conner of Sutherland, Asbill & Brennan LLP at (202) 383-0590.

                                   Sincerely,

                                   MetLife Investors USA Insurance Company


                                   /s/ Richard C. Pearson
                                   --------------------------------------------
                                   Richard C. Pearson
                                   Vice President and Associate General Counsel

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U.S. Securities and Exchange Commission
September 15, 2009
Page 2


                                  MetLife Investors USA Separate Account A
                                  (Registrant)

                                  By:  MetLife Investors USA Insurance Company


                                  /s/ Richard C. Pearson
                                  ---------------------------------------------
                                  Richard C. Pearson
                                  Vice President and Associate General Counsel

cc:  W. Thomas Conner, Esq.
     Lisa Flanagan, Esq.
     Michele H. Abate, Esq.
     John M. Richards, Esq.